Exhibit 10.14

EXECUTION VERSION

INTELLECTUAL PROPERTY AGREEMENT

This INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of January 12, 2021 (the “Effective Date”), is made and entered into by and between Jiangsu Qingneng New Energy Technologies Co., Ltd., located at 302-309 Building A, New Environmental Materials Industrial Park, Huada Road, Jingang Town, Zhangjiagang City, Jiangsu, People’s Republic of China (“Jiangsu Horizon”), its (as of the Effective Date) wholly-owned subsidiary, Shanghai Qingneng Horizon New Energy Ltd. (“Shanghai Horizon” and, taken together with Jiangsu Horizon, “JS Horizon”), and Hyzon Motors Inc., located at 85 East Street, Honeoye Falls, NY 14475, United States (“Hyzon”). Each of JS Horizon and Hyzon may be referred to individually in this Agreement as a “Party” and collectively as the “Parties.” All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meaning set forth in Exhibit A, except as otherwise specifically provided herein.

WHEREAS, Hyzon and JS Horizon are, as of the Effective Date, Controlled by the same ultimate parent and each specialize in the Exploitation of Fuel Cells for use in different technological and geographical applications;

WHEREAS, the Parties contemplate a transaction or series of transactions whereby equity interests in one or both Parties will become owned by unaffiliated third parties; and

WHEREAS, in contemplation of such transactions, the Parties wish to enter into this Agreement to govern and clarify each Party’s ownership of, and respective rights and responsibilities under, the Background IP, Hyzon Patents and Improvements, and also for Hyzon to grant, and JS Horizon to receive, a perpetual license to the Hyzon Patents, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I

OWNERSHIP AND ASSIGNMENT

Section 1.1    Joint Ownership and Assignment of Background IP. Each Party will be, as of and following the Effective Date, an undivided joint owner of all right, title and interest in and to all Background IP. Each Party, on behalf of itself and its respective Affiliates, hereby makes, and agrees to make, all assignments under all of its and its Affiliates’ respective right, title and interest in and to the Background IP as necessary to effectuate such undivided joint ownership interest in favor of each of the Parties. Other than as expressly set forth in this Agreement (including the terms set forth in Article II), neither Party will have any duty to account, or any obligation to make any payment or seek consent (including in connection with licensing or enforcement), to Exploit any of its respective joint ownership rights, or any products or services, under the Background IP.

Section 1.2    Exclusive Ownership and Assignment of Hyzon Patents. Hyzon will, as of and following the Effective Date, exclusively own all right, title and interest in and to the Hyzon Patents. JS Horizon, on behalf of itself and all other Horizon Entities, hereby assigns to Hyzon all of its and their respective right, title and interest (if any) in and to the Hyzon Patents.

Section 1.3    Additional Patents. On or before July 30, 2021, Power JV will become a wholly-owned Subsidiary of JS Horizon (such event, the “Entity Acquisition”). Effective only upon the Entity Acquisition, (a) JS Horizon, on behalf of itself and the Horizon Entities (including, as of such time, Power JV), hereby assigns and agrees to assign to Hyzon an undivided joint ownership interest in and to the Additional Patents, and (b) such Additional Patents will thereafter be Background IP and subject to the terms of this Agreement as such. The assignment contemplated in this Section 1.3 is referred to herein as the “Additional Patent Assignment.”

ARTICLE II

RIGHTS AND RESTRICTIONS IN BACKGROUND IP & HYZON PATENTS

Section 2.1    Hyzon License and Exclusivity.

(a)    Subject to the terms and conditions set forth in this Agreement, JS Horizon, on behalf of itself, Power JV and any applicable Horizon Entities, hereby grants to Hyzon a perpetual, irrevocable, fully sublicensable (solely within the scope of the Hyzon Field), non-transferable (except as set forth in Section 5.4) license under the Horizon Improvements, the Additional Patents (prior to consummation of the Additional Patent Assignment) and JS Horizon’s (and, to the extent applicable, any other Horizon Entity’s) joint ownership interest in the Background IP to Exploit (i) standalone Mobility Fuel Cells anywhere in the world, but only for use in Mobility Products that are Commercialized outside of Asia, Africa and South America, and (ii) Mobility Products anywhere in the world, and Fuel Cells as incorporated into, or as replacement parts in connection with the servicing of, Mobility Products to be sold or leased by or on behalf of any Hyzon Entity anywhere in the world (such Exploitation as described in clauses (i) and (ii), the “Hyzon Field”). The foregoing license will be exclusive (even as to JS Horizon, the Horizon Entities and Power JV and any of their applicable successors in interest) with respect to the Horizon Improvements, the Additional Patents and JS Horizon’s (or any other applicable Horizon Entity’s) joint ownership interest in the Background IP.

(b)    JS Horizon shall not, and shall cause the other Horizon Entities and Power JV not to, without prior written consent from Hyzon, Commercialize, or license or authorize any other Person to Commercialize, directly or indirectly, any of the following that incorporate or are covered by any Background IP, Horizon Improvements, Additional Patents (prior to consummation of the Additional Patent Assignment), Hyzon Patents or Hyzon Patent Improvements: (i) standalone Mobility Fuel Cells anywhere in the world, other than for use in Mobility Products to be sold or leased for use solely within Asia, Africa or South America; (ii) Mobility Products anywhere in the world; or (iii) standalone Fuel Cells to any Person that JS Horizon, the applicable other Horizon Entity or Power JV knows, following reasonable inquiry, intends to incorporate (or permit others to incorporate) such Fuel Cells into Mobility Products to be sold or leased for use outside of Asia, Africa and South America. For clarity, nothing in this Section 2.1 restricts Horizon, any other Horizon Entities or Power JV from Exploiting products or services within the Horizon Field.

(c) Notwithstanding the restrictions on transfer set forth in Section 2.1(a), Hyzon may pledge this Agreement as collateral in connection with any loan, credit facility, or other debt financing involving Hyzon or the Hyzon Entities.

Section 2.2    JS Horizon License and Exclusivity.

(a) Subject to the terms and conditions set forth in this Agreement, Hyzon hereby grants to JS Horizon a perpetual, irrevocable, fully sublicensable (solely within the scope of the Horizon Field), non-transferable (except as set forth in Section 5.4) license under the Hyzon Patents, the Hyzon Improvements and Hyzon’s joint ownership interest in the Background IP to Exploit (i) Non-Mobility Fuel Cells anywhere in the world, other than for incorporation into Mobility Products to be sold or leased solely outside of Asia, Africa and South America, and (ii) Mobility Fuel Cells to third parties, but only for incorporation into Mobility Products to be Commercialized in Asia, Africa or South America (such Exploitation described in clauses (i) and (ii), the “Horizon Field”). The foregoing license will be (y) exclusive (even as to Hyzon and the Hyzon Entities or any of their applicable successors in interest) with respect to the Hyzon Background Improvements and Hyzon’s joint ownership interest in the Background IP and (z) non-exclusive with respect to the Hyzon Patents and Hyzon Patent Improvements.

(b) Hyzon shall not, and shall cause the Hyzon Entities not to, without prior written consent from JS Horizon, Commercialize, or license or authorize any other Person to Commercialize, directly or indirectly, any of the following that incorporate or are covered by any Background IP, Additional Patents (prior to consummation of the Additional Patent Assignment) or Hyzon Background Improvements: (i) Non-Mobility Fuel Cells anywhere in the world; or (ii) Fuel Cells to any Person that Hyzon or the applicable Hyzon Entity knows, following reasonable inquiry, intends to incorporate (or permit others to incorporate) such Fuel Cells into Mobility Products to be sold or leased in Asia, Africa or South America. For clarity, nothing in this Section 2.2 restricts Hyzon or any Hyzon Entities from Exploiting products or services within the Hyzon Field.

(c) Notwithstanding the restrictions on transfer set forth in Sections 2.2(a) and 2.2(b), JS Horizon may pledge this Agreement as collateral in connection with any loan, credit facility, or other debt financing involving JS Horizon or the Horizon Entities.

Section 2.3    IP Enforcement.

(a) Hyzon will have the exclusive right to bring any Action for any past, present or future infringement of the Hyzon Patents and any Hyzon Patent Improvements throughout the world. JS Horizon shall, and shall cause any other applicable Horizon Entities to, reasonably cooperate with respect to any such Action at Hyzon’s request and expense, including by joining any such Action as a party to the extent reasonably requested by Hyzon and reasonably necessary to bring or maintain such Action.

(b) As between the Parties: (i) Hyzon will have the right, but not the obligation, to institute and control any Action against any Person for infringement, misappropriation, or violation of any Background IP, Hyzon Background Improvements, Horizon Improvements or Additional Patents (prior to consummation of the Additional Patent Assignment), in each case, to the extent within the Hyzon Field (which, for the avoidance of doubt, includes any Action for any past, present or future infringement with respect to any Mobility Products anywhere in the world); and (ii) JS Horizon will have the right, but not the obligation, to institute and control any Action against any Person for infringement, misappropriation, or violation of any Background IP, Hyzon Background Improvements, Horizon Improvements or Additional Patents (prior to consummation of the Additional Patent Assignment), in each case, to the extent within the Horizon Field. For any Action described in clause (i) above, JS Horizon shall, and shall cause any other applicable Horizon Entities to, reasonably cooperate with such Action at Hyzon’s request and expense, including by joining any such Action as a party to the extent required by applicable Law. For any Action described in clause (ii) above, Hyzon shall, and shall cause any other applicable Hyzon Entities to, reasonably cooperate with such Action at JS Horizon’s request and expense, including by joining any such Action as a party to the extent required by applicable Law.

(c)    Each Party shall, at least fifteen (15) days (or, in the case of Actions likely to cause immediate irreparable harm, as promptly as reasonably practicable) before instituting any Action against any third party (other than any Hyzon Entity or Horizon Entity) that could reasonably be expected to include claims of infringement, misappropriation or violation of Background IP, Hyzon Background Improvements, Horizon Improvements or the Additional Patents (prior to consummation of the Additional Patent Assignment) within both the scope of both the Hyzon Field and Horizon Field, provide written notice to the other Party of its intent to institute such Action (including reasonable detail regarding the known or suspected activities of such other Person that are the basis of such first Party’s intended Action). Upon receipt of such notice, the other Party shall have ten (10) days to provide the first Party with written notice of its wish to join such Action, whereupon the Parties shall negotiate in good faith with the intention of entering into a mutually acceptable joint litigation agreement pursuant to which, among other things, the Parties will agree to the apportionment and allocation of applicable expenses, damages and other monetary remedies arising in connection with such Action. If such second Party does not provide such written notice of its intent to join such Action, or responds that it does not wish to join such Action, then the first Party may continue with its Action pursuant to Section 2.3(b).

(d)    Unless otherwise agreed between the Parties, the Party that institutes and controls an Action as permitted under this Agreement will be entitled to all damages, settlement amounts and other remedies resulting from such Action.

Section 2.4    IP Prosecution and Maintenance.

(a)    Hyzon will have the exclusive right to file, prosecute, maintain and defend any and all Hyzon Patents and Hyzon Improvements, and JS Horizon shall, at Hyzon’s request and cost, provide reasonable assistance in connection with Hyzon’s prosecution, maintenance and defense of any Hyzon Patents and Hyzon Improvements.

(b)    JS Horizon will have the exclusive right to file, prosecute, maintain and defend any and all Horizon Improvements, and Hyzon shall, at JS Horizon’s request and cost, provide reasonable assistance in connection with JS Horizon’s prosecution, maintenance and defense of any Horizon Improvements.

(c)    Each Party will have joint responsibility and joint decision-making authority to file, prosecute, maintain and defend all applications and registrations (including issued patents) included within the Background IP or the Additional Patents (prior to consummation of the Additional Patent Assignment); provided that if any defense (including in connection with any inter partes review) arises as part of enforcement of the Background IP, such defense will be controlled by the Party who controls such enforcement pursuant to Section 2.3. Unless otherwise agreed between the Parties, JS Horizon shall continue to pay all expenses and fees required to prosecute and maintain the Background IP or the Additional Patents (prior to consummation of the Additional Patent Assignment) that are already issued or registered by, or subject to a pending application before, any Governmental Entity, and Hyzon shall pay one-half of any such out-of-pocket expense and fees upon a written invoice submitted by JS Horizon on an annual basis to Hyzon. If one Party desires to proceed with prosecution or maintenance of a patent or patent application and the other Party does not desire to do so or is unwilling to pay its portion of the expenses, the declining Party will assign all of its rights in such patent or patent applications to the other Party subject to a perpetual, irrevocable non-exclusive license back to the declining Party, but otherwise subject to the restrictions applicable to such declining Party’s Exploitation of products and services as set forth in Section 2.1 or 2.2, as applicable.

(d)    Each Party shall promptly notify the other Party of any Action challenging the validity, enforceability or ownership of any Background IP or the Additional Patents (prior to consummation of the Additional Patent Assignment), including any relevant information related to such claim (if and to the extent sharing such information does not destroy attorney-client privilege with respect thereto).

Section 2.5    Improvements. As between the Parties, all Hyzon Improvements will be owned exclusively by Hyzon, and all Horizon Improvements will be owned exclusively by JS Horizon. All such Improvements will be subject to the terms and conditions of this Agreement (including the exclusive licenses and restrictions set forth in this Article II); provided that, for clarity, neither Party will have any obligation to disclose any of its Improvements or materials describing such Improvements to the other Party unless otherwise agreed by separate written agreement (including, as applicable, in accordance with Section 2.6).

Section 2.6    Future Joint Development. If and to the extent any Horizon Entities, on the one hand, and any Hyzon Entities, on the other hand, intend to jointly develop any further Intellectual Property Rights (including any Improvements) after the Effective Date, the Parties shall enter into separate written agreement(s) governing each Party’s rights in and with respect to any

Intellectual Property Rights developed or discovered in connection with such activities.

Section 2.7    Further Assurances. Each Party shall, and shall use best efforts to procure that any necessary Persons, promptly take any actions reasonably requested by the other Party in connection with the filing of any assignments or other documents necessary to perfect, and record with the United States Patent & Trademark Office or any foreign counterparts thereof, the ownership of the Background IP, the Hyzon Patents, and Improvements as described under this Agreement.

Section 2.8    Audit Rights.

(a)    No more often than once in any calendar year, each Party may, through an independent, internationally recognized and respected third-party auditor or such other third-party reasonably agreed between the Parties (the “Auditor”), have audited the other Party’s compliance with the terms and conditions of this Article II. The audited Party shall provide the Auditor with access to all written agreements entered into by such Party or its Affiliates with customers, distributors, or resellers related to any products or services Commercialized by the audited Party or its Affiliates that incorporate or otherwise Exploit the Background IP, Hyzon Patents, and Improvements, as applicable. All audits shall be performed during normal business hours and in compliance with the audited Party’s applicable written security policies.

(b)    The Auditor shall, prior to having access to the audited Party’s written agreements, be required to enter into a confidentiality agreement with both Parties, on terms and conditions reasonably acceptable to the Parties, that prohibits the (i) disclosure of the information obtained through such audit, including to the Party that has requested the audit, and (ii) use of any such information, except, in the case of (i) or (ii), for disclosures and uses reasonably necessary for the limited purpose of conducting such audit and either verifying the audited Party’s compliance or describing the scope of such Party’s non-compliance, if any, in a manner that is compliant with applicable law and that does not disclose the name of any applicable customer, distributor or reseller of the audited Party or its Affiliates. Any information received by the auditing Party with respect to the agreements or business operations of the audited Party shall be treated as confidential information, and may be used solely for the purpose of enforcing the auditing Party’s rights under this Agreement with respect to the audited Party’s non-compliance, if any.

(c)    If an applicable audit finds that the audited Party has failed to comply with its obligations in Article II in any material respect, the other Party may have conducted an additional audit (which will not be counted toward such Party’s right to conduct an audit once per calendar year) to verify that such non-compliance has been corrected. All costs and expenses of an audit shall be at the expense of the Party requesting the audit, except for the costs and expenses associated with any additional audits requested pursuant to the foregoing sentence, which shall be at the expense of the audited Party.

Section 2.9    Transfers of Background IP. The restrictions, rights and obligations set forth in this Article II will be deemed to run with the Intellectual Property Rights governed under this Agreement, including each Party’s (and any applicable Hyzon Entity’s or Horizon Entity’s) joint ownership interests in Background IP. Any assignee or transferee of any part of a Party’s (or the applicable Hyzon Entity’s or Horizon Entity’s) joint ownership interest in Background IP shall acquire any such rights subject to the restrictions and obligations described in this Article II, and the Party making such assignment or transfer shall ensure (and, if and as applicable, shall cause its applicable Horizon Entity or Hyzon Entity) that such assignee or transferee agrees, in a written agreement entered into with the non-transferring and non-assigning Party, to be bound by this Article II with respect to the joint ownership interest that it acquires from such assigning Party (or the applicable Hyzon Entity or Horizon Entity).

ARTICLE III

PAYMENT TERMS

Section 3.1    Hyzon Payments. Hyzon shall pay to JS Horizon: (a) $1 million within ninety (90) days following the Effective Date, and (b) $9 million on or before July 30, 2021 (such combined payments, for the avoidance of doubt, to equal $10 million in total).

Section 3.2    Currency and Wire Transfer. All amounts payable to JS Horizon pursuant to this Agreement shall be made in U.S. Dollars or other currency agreed between the Parties by wire transfer to an account designated in writing by JS Horizon.

ARTICLE IV

TERM AND TERMINATION

Section 4.1    Term. This Agreement is effective as of the Effective Date and will continue for as long as there continues to exist any Background IP or Hyzon Patents.

Section 4.2    No Other Termination. The licenses, rights and restrictions set forth in this Agreement with respect to Background IP, Improvements and Hyzon Patents are perpetual and irrevocable.

ARTICLE V

GENERAL PROVISIONS

Section 5.1    Entire Agreement. This Agreement (including any Exhibits hereto), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the Parties, with respect to the subject matter hereof.

Section 5.2    Reservation of Rights. Except as expressly set forth in this Agreement, neither Party grants any license, covenant not to sue or other right under its Intellectual Property Rights to the other Party or any of its Affiliates, including by implication, estoppel, exhaustion or otherwise. All rights not expressly granted are hereby reserved.

Section 5.3    Notices. All notices and other communications hereunder shall be in writing and in English, and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) business day in the receiving Party’s location following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day in the receiving Party’s location following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to JS Horizon:
Address:	Jiangsu Qingneng New Energy Technologies Co., Ltd. 302-309 Building A, New Environmental Materials Industrial Park, Huada Road, Jingang Town, Zhangjiagang City, Jiangsu
Attention:	George Gu
E-mail:	gg@horizonfct.com

(ii) if to Hyzon:
Address:	Hyzon Motors Inc. 10 Carriage Street Honeoye Falls, NY 14472 United States
Attention:	Gary M. Robb, VP of Engineering
E-mail:	gary.m.robb@hyzonmotors.com

Section 5.4    Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement, whether directly or indirectly, without the prior written consent of the other Party; provided that each Party may assign this Agreement in whole, without the prior written consent of the other Party, to any Person that acquires all or substantially all of the stock or assets of such Party; provided, further, that the assigning Party shall bind such acquiror Person, in a written agreement, to all applicable terms and conditions of this Agreement as if such Person had entered into this Agreement in the place and stead of such assigning Party. Any attempted assignment or other transfer of this Agreement, in whole or in part, in violation of this Section 5.4 shall be null and void ab initio. This Agreement shall be binding upon, and inure to the benefit of, the Parties to this Agreement and their respective successors and permitted assigns.

Section 5.5    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of New York.

Section 5.6    Dispute Resolution.

(a)    Each Party irrevocably agrees that any controversy, dispute, legal action, proceeding, or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce International Court of Arbitration (“ICC”) in force on the date on which the request for arbitration is submitted. The place of arbitration shall be New York, New York and the language of the arbitration shall be English. The number of arbitrators shall be three (3), one of whom shall be appointed by each of the Parties and the third of whom shall be selected by mutual agreement of the co-arbitrators with the input of both Parties, if possible, within thirty (30) days of the selection of the second arbitrator and thereafter by the ICC. The arbitration award rendered by the arbitrators shall be final and binding on the Parties. Judgment on the award may be entered in any court having jurisdiction over the Parties or their respective assets. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the dispute is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the dispute pursuant to this Section 5.6(a).

(b)    The Parties shall keep any such arbitration confidential and shall not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from the other Party, a witness or the arbitrators in connection with the arbitration, and any award, unless and to the extent that disclosure is required by Law or is necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.

Section 5.7    Waiver. A Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein, or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 5.8    Confidentiality.

(a)    Each Party agrees not to, and to cause its respective Affiliates not to, disclose or otherwise make available to any third party, (i) the terms of this Agreement (to the extent not already made public), and (ii) any trade secrets and other information and materials (including confidential and proprietary know-how, processes, schematics, business methods, formulae, drawings, models, source code, designs and other technical or business information) that constitute or document confidential and proprietary Background IP. JS Horizon shall not, and shall cause the other Horizon Entities not to, disclose or otherwise make available to any to any third party (other than at Hyzon’s request) any of the provisional patent applications constituting Hyzon Patents before such patent applications are published. Each Party shall, and shall cause its applicable Affiliates to, use reasonable care, at least as protective as the efforts it uses with respect to its other important confidential information, to safeguard all such confidential information from any use or disclosure prohibited under this Agreement.

(b)    Notwithstanding the foregoing, a Party (or such Party’s applicable Affiliate) may disclose information described in this Section 5.8 to: (i) its Affiliates, (ii) any of its accountants, legal representatives, employees, contractors, customers, suppliers, agents, licensees, assignees or other successors-in-interest in connection with the exercise of its rights under this Agreement, but only to the extent such Person is bound by confidentiality terms at least as protective as those set forth in Section 5.8(a); (iii) the extent it becomes publicly available through no fault of such first Party; (iv) to actual or potential investors, acquirors, or sources of financing in connection with obtaining or seeking to obtain financing, but only to the extent such Persons are bound by confidentiality terms at least as protective as those set forth in Section 5.8(a); or (v) the extent required by an order of an applicable Governmental Entity, but only after the other Party has been so notified and has had the opportunity, if possible, to obtain reasonable protection in connection with such disclosure.

Section 5.9    Interpretation; Rules of Construction.

(a)    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)    In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement; (ii) whenever the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time; (v) the word “shall” is to be interpreted as imperative; and (vi) “Dollars” and “$” shall mean and refer to U.S. Dollars.

(c)    The Parties understand and agree that every term and condition of this Agreement has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 5.10    Specific Performance. The Parties acknowledge and agree that the Parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any nonperformance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at Law or in equity (including monetary damages), such Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 5.11    Bankruptcy.

(a)    The Parties intend that all rights and licenses, including the scope of exclusivity granted under those licenses, survive unchanged any bankruptcy, insolvency or similar condition of the Parties hereunder, or any similar proceeding instituted, whether voluntarily or involuntarily, by any Governmental Entity of any jurisdiction with respect to a Party. Without limiting any of the foregoing, the licenses and rights granted under this Agreement, including the exclusive rights granted hereunder, are intended for the purpose of any applicable Laws concerning bankruptcy and insolvency (including the Business Bankruptcy Law of the People’s Republic of China and the Insolvency, Restructuring and Dissolution Act 2018 of Singapore), as a one-time, perpetual and irrevocable division and allocation of rights in and to the Background IP and Hyzon Patents, coupled with terms intended to clarify and reinforce that division and allocation of rights. The licenses and rights granted under this Agreement, and the other terms hereof are not intended, for the purposes of such applicable Laws, as “onerous property” or substantial “ongoing performance” obligations of either Party in its capacity as a licensor.

(b)    All rights and licenses granted hereunder are, for purposes of section 365(n) of the United States Bankruptcy Code (or any similar provisions of any other applicable Laws in other jurisdictions concerning bankruptcy or insolvency and offering similar licensee protections), licenses of intellectual property within the scope of section 101 of the United States Bankruptcy Code or any similar provisions of any other applicable Laws.

(c)    Each Party recognizes that the other Party, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or similar Laws of any other applicable jurisdiction (including, as applicable, the Business Bankruptcy Law of the People’s Republic of China or the Insolvency, Restructuring and Dissolution Act 2018 of Singapore), and that the rejection of this Agreement by a Party in connection with any bankruptcy or insolvency proceedings shall constitute a breach of this Agreement by that Party, but not the rescission or termination of any of the licenses (including any of the exclusive licenses) granted hereunder.

Section 5.12    Severability. In the event that it is determined by a court of competent jurisdiction or applicable arbitrating body (in accordance with Section 5.6) that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the Parties, while the remainder of this Agreement will remain in full force and effect and bind the Parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the Parties, such provisions will be deemed not to be part of this Agreement.

Section 5.13    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Intellectual Property Agreement effective as of the Effective Date.

JIANGSU QINGNENG NEW ENERGY TECHNOLOGIES CO., LTD.		HYZON MOTORS INC.

By:	/s/ Zhijun (George) Gu	By:	/s/ Craig Knight
Name:	Zhijun (George) Gu	Name:	Craig Knight
Title:	Chairman	Title:	Chief Executive Officer
Date:	January 12, 2021	Date:	January 12, 2021

SHANGHAI QINGNENG HORIZON NEW ENERGY LTD.

By:	/s/ Zhijun (George) Gu
Name:	Zhijun (George) Gu
Title:	Chairman
Date:	January 12, 2021

Exhibit A

Definitions

For the purposes of the Agreement the following terms have the meanings set forth in this Exhibit A:

“Action” means any action, litigation, proceeding, arbitration or other claim (including for injunctive relief) in or before any Governmental Entity.

“Additional Patents” means the patents and patent applications owned by Power JV as of the Effective Date and identified on Exhibit D, together with any patent that issues from any such patent applications, and any reissue, division, continuation, continuation-in-part (excluding new subject matter), extension, or reexamination, in each case, that claims priority to any of the foregoing patents or patent applications; provided that no patent or patent application will be considered an Additional Patent after the time it has expired or has been adjudged pursuant to a final decision or order of a Governmental Entity of applicable jurisdiction to be invalid (unless and until such decision or order is appealed and finally adjudged by a Governmental Entity of applicable jurisdiction to be valid).

“Asia” means the following countries and territories (including any successors thereto): Afghanistan, Bangladesh, Bhutan, Brunei, Cambodia, China (including Hong Kong and Macau), India, Japan, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Tajikistan, Thailand, Turkmenistan, Uzbekistan, and Vietnam.

“Africa” means the following countries and territories (including any successors thereto): Algeria, Angola, Benin, Botswana, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Democratic Republic of the Congo, Republic of the Congo, Djibouti, Egypt, Equatorial Guinea, Eritrea, Eswatini, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Ivory Coast, Kenya, Lesotho, Liberia, Libya, Madagascar, Malawi, Mali, Mauritania, Mauritius, Morocco, Mozambique, Namibia, Niger, Nigeria, Rwanda, Sao Tome and Principe, Senegal, Seychelles, Sierra Leone, Somalia, South Africa, South Sudan, Sudan, Tanzania, Togo, Tunisia, Uganda, Zambia, and Zimbabwe.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Auditor” has the meaning set forth in Section 2.8(a).

“Background IP” means (a) any and all Intellectual Property Rights owned by JS Horizon, or by any other Horizon Entity, in each case, as of November 19, 2020, covering or relating to Mobility Products or Fuel Cells, including any Intellectual Property Rights described in Exhibit B, together with any patent that issues from any such patent applications included in the foregoing, and any reissue, division, continuation, continuation-in-part (excluding new subject matter), extension, or reexamination, in each case, that claims priority to any of the foregoing patents or patent applications, and (b) the Additional Patents together with any patent that issues from any patent applications included in the Additional Patents, and any reissue, division, continuation, continuation-in-part (excluding new subject matter), extension, or reexamination, in each case, that claims priority to any of the foregoing patents or patent applications; provided that (x) the patents and patent applications described in clause (b) of this definition will only be considered Background IP as of and after the Entity Acquisition, and (y) no Intellectual Property Right will be considered Background IP after the time it has expired or has been adjudged pursuant to a final decision or order of a Governmental Entity of applicable jurisdiction to be invalid (unless and until such decision or order is appealed and finally adjudged by a Governmental Entity of applicable jurisdiction to be valid). For clarity, Background IP does not include any Hyzon Patents.

“Commercialize” means to sell, lease, offer for sale or lease, service, market, import, distribute, or otherwise commercialize, or do any combination of the foregoing.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), when used with respect to any specified Person, means (a) the ownership of more than fifty percent (50%) of the voting securities or other voting interests of such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Entity Acquisition” has the meaning set forth in Section 1.3.

“Exploit” means to research, develop, make, manufacture, have made (and have manufactured), assemble, retrofit, use, reproduce, display, create derivative works of, Commercialize, provide or otherwise exploit, or do any combination of the foregoing.

“Fuel Cell” means (a) any fuel cell or fuel cell system, (b) any components or sub-assemblies of such fuel cell or fuel cell system, including fuel cell materials, catalyst, membrane and membrane electrode assembly, bipolar plates, fuel cell stacks, fuel cell controllers, balance of plant, components of balance of plant, hydrogen storage, humidifier, power conditioning module, high efficiency DC/DC, ejector/injector, and any other components or materials that enable a fuel cell system to produce regulated power, and (c) any services related to such fuel cells, or such components or sub-assemblies.

“Governmental Entity” means any state, nation or international body or governmental organization, whether domestic, foreign or multinational, including any agency, authority, commission, body, court or other legislative, executive, regulatory or judicial governmental authority.

“Horizon Entities” means JS Horizon and its current and future Affiliates, but excluding any Hyzon Entities; provided that an Affiliate of JS Horizon shall only be considered a Horizon Entity for so long as such Person remains an Affiliate of JS Horizon; and provided further that, if Jiangsu Horizon and Shanghai Horizon become, at any time after the Effective Date, non-Affiliates, and one or both continue to own any right, title or interest in and to any Background IP, then “Horizon Entities” includes each such Party that continues to own any right, title or interest in and to any Background IP and any of such Party’s then-current and future Affiliates.

“Horizon Improvement” means an Improvement made by or on behalf of any Horizon Entity.

“Horizon Field” has the meaning set forth in Section 2.2(a).

“Hyzon Background Improvement” means a Hyzon Improvement that is not a Hyzon Patent Improvement.

“Hyzon Entities” means Hyzon, Decarbonization Plus Acquisition Corporation, and any of their respective current and future Subsidiaries; provided that a Subsidiary of Hyzon or Decarbonization Plus Acquisition Corporation, as applicable, shall only be considered a Hyzon Entity for so long as such Person remains a Subsidiary of Hyzon or Decarbonization Plus Acquisition Corporation.

“Hyzon Field” has the meaning set forth in Section 2.1(a).

“Hyzon Improvement” means an Improvement made by or on behalf of any Hyzon Entity.

“Hyzon Patents” means the provisional patent applications identified on Exhibit C hereto, together with any patent that issues from any such provisional patent applications, and any reissue, division, continuation, continuation-in-part (excluding new subject matter), extension, or reexamination, in each case, that claims priority to any of the foregoing patents or provisional patent applications; provided that no patent or patent application will be considered a Hyzon Patent after the time it has expired or has been adjudged pursuant to a final decision or order of a Governmental Entity of applicable jurisdiction to be invalid (unless and until such decision or order is appealed and finally adjudged by a Governmental Entity of applicable jurisdiction to be valid).

“Hyzon Patent Improvement” means a Hyzon Improvement made with respect to one or more Hyzon Patents.

“ICC” has the meaning set forth in Section 5.6.

“Improvement” means an Intellectual Property Right that incorporates or is derived from any Background IP, Hyzon Patent or, prior to the consummation of the Additional Patent Assignment, Additional Patents, including new subject matter in any continuation-in-part of any pending patent application that constitutes Background IP, a Hyzon Patent or, prior to the consummation of the Additional Patent Assignment, an Additional Patent, but which, in each case, is not itself Background IP, a Hyzon Patent or an Additional Patent; provided that no Intellectual Property Right will be considered an Improvement after the time it has expired or has been adjudged pursuant to a final decision or order of a Governmental Entity of applicable jurisdiction to be invalid (unless and until such decision or order is appealed and finally adjudged by a Governmental Entity of applicable jurisdiction to be valid).

“Intellectual Property Rights” means any and all intellectual property or proprietary rights anywhere in the world, including any such rights in or to the following: (a) inventions, discoveries, ideas and improvements, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, reissues and reexaminations; (b) trade secrets and other intellectual property rights in proprietary information, know-how, processes, schematics, business methods, formulae, drawings, models, and designs; (c) mask works, published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (d) all other intellectual property, moral, industrial and proprietary rights; provided that, notwithstanding the foregoing, Intellectual Property Rights shall not include any rights in or to any trademarks, service marks, logos or similar identifiers of origin.

“Jiangsu Horizon” has the meaning set forth in the Preamble.

“JS Horizon” has the meaning set forth in the Preamble.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, opinion, franchise, license or permit of any Governmental Entity or common law.

“Mobility Fuel Cell” means a Fuel Cell that is designed or intended for use in Vehicles.

“Mobility Product” means (a) any vehicle, or mobility-related machinery or equipment, including any car, truck, bus, train, port equipment, material handling machinery, earthmoving equipment, logistics vehicles, crane, forklift, tractor, excavator, drill, crawler, scrapper, grader, gondola, shuttle car, conveyor, locomotive, airborne craft, watercraft or spacecraft (collectively, “Vehicles”), (b) any Vehicle components (other than Fuel Cells), and (c) any services related to any of the foregoing as described in clauses (a) or (b).

“Non-Mobility Fuel Cell” means a Fuel Cell that is not a Mobility Fuel Cell.

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Person” means an individual, a group, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Power JV” means Jiangsu Qingneng Power Technology Co., Ltd.

“Shanghai Horizon” has the meaning set forth in the Preamble.

“South America” means the following countries and territories (including any successors thereto): Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, and Venezuela.

“Subsidiary” means, with respect to any Person, any other Person that is Controlled by such first Person.

“Vehicles” has the meaning set forth in the definition of “Mobility Product.”

Exhibit B

Identified Background IP

Patents and Patent Applications

	Title	Patent No. / App. No. / Pub. No.	Jurisdiction	Current Status
1.	A CASE FOR HYDROGEN FUEL CELL WITH TOP-LIFT HEAT DISSIPATING CHARGING AND DISCHARGING DEVICE	201820538730.0	China	Granted
2.	A CHARGING DEVICE FOR HYDROGEN FUEL CELL WITH LATERAL ANGLE FIXED MECHANISM	201820440512.3	China	Granted
3.	A FUEL CELL SYSTEM AND ITS OPERATION METHOD	201810480558.2	China	Pending
4.	A GRAVITY INDUCTION HEAT DISSIPATION ENCLOSURE FOR HYDROGEN FUEL CELLS	201820440387.6	China	Granted
5.	A HYBRID BIPOLAR PLATE FUEL CELL STRUCTURE AND SEALING METHOD	201710790857.1	China	Pending
6.	A HYDROGEN SUPPLY DEVICE AND METHOD FOR FUEL CELL SYSTEM	201810448704.3	China	Pending
7.	A MULTISTAGE ADJUSTABLE CHARGE AND DISCHARGE DEVICE FOR HYDROGEN FUEL CELLS	201820538668.5	China	Granted
8.	A SEALING METHOD OF MEA ENCAPSULATION ADHESIVE	201710791654.4	China	Pending
9.	A SEALING STRUCTURE FOR FUEL CELLS	200710101540.9	China	Granted
10.	A SELF-HUMIDIFYING ELECTROCHEMICAL DEVICE	200710039532.6	China	Granted
11.	A TURBINE HEAT DISSIPATOR SHELL FOR HYDROGEN FUEL CELL	201820458273.4	China	Granted
12.	A WALL-MOUNTED CONNECTING MECHANISM FOR CHARGING DEVICE OF HYDROGEN FUEL CELL	201820440449.3	China	Granted
13.	AN ADJUSTABLE HEAT DISSIPATOR SHELL FOR HYDROGEN FUEL CELLS	201820612280.5	China	Granted
14.	CATHODE STRUCTURE OF FUEL CELLS	PCT/CN2017/085899	China	Pending
15.	FUEL CELL SYSTEM AND ITS CONTROL METHOD	PCT/CN2017/097440	China	Pending
16.	HYBRID BIPOLAR PLATE ASSEMBLY FOR FUEL CELL AND FUEL CELL STACK BASED ON IT	201821801646.X	China	Granted
17.	HYBRID BIPOLAR PLATE FOR FUEL CELL	PCT/CN2018/109670	PCT	Pending
18.	HYBRID BIPOLAR PLATE FOR FUEL CELL	16/093,890	USA	Pending
19.	HYBRID BIPOLAR PLATE FOR FUEL CELL	201811301777.6	China	Pending
20.	A DEVICE AND A METHOD FOR PRODUCING HYDROGEN GAS	200510030909.2	China	Granted
21.	THE STRUCTURE OF A HYDROGEN-POWERED TOY CAR	200510111373.7	China	Granted
22.	INTEGRATED REFORMATOR AND PURIFIER	201611001306.4	China	Pending

	Title	Patent No. / App. No. / Pub. No.	Jurisdiction	Current Status
23.	SEALING STRUCTURE OF FUEL CELL AND METHOD FOR MANUFACTURING THE SAME	8,067,128	USA	Granted
24.	ELECTRIC POWER SOURCE ARRANGEMENT AND METHOD OF HOW TO USE IT	8,367,258	USA	Granted
25.	ELECTROMAGNETIC PULSE PROTECTED FUEL CELL POWER SYSTEM	7,358,006	USA	Granted
26.	FUEL CELL SYSTEM AND METHOD OF OPERATING IT	201106713-9	Singapore	Granted
27.	HYDROGEN GENERATOR	9,187,322	USA	Granted
28.	INTEGRATED REFORMER AND PURIFIER	10,081,543	USA	Granted
29.	REFORMING AND HYDROGEN PURIFICATION SYSTEM	7,341,609	USA	Granted
30.	REFORMING AND HYDROGEN PURIFICATION SYSTEM	2,501,137	Canada	Granted
31.	HYDROGEN PURIFIER MODULE AND METHOD FOR FORMING THE SAME	8,110,022	USA	Granted
32.	HYDROGEN PURIFIER MODULE WITH MEMBRANE SUPPORT	8,226,750	USA	Granted
33.	REFORMING AND HYDROGEN PURIFICATION SYSTEM	4598529	Japan	Granted
34.	REFORMING AND HYDROGEN PURIFICATION SYSTEMS	200380104792.7	China	Granted
35.	HYDROGEN GENERATOR AND METHOD OF OPERATING HYDROGEN GENERATORS	201103178-8	Singapore	Granted
36.	FUEL CELL METAL BIPOLAR PLATE STRUCTURE AND FUEL CELL STACK	202022310304.1	China	Pending
37.	A DEIONIZER FOR FUEL CELL SYSTEM	2020224797115	China	Pending
38.	A WATER FILTER FOR FUEL CELL SYSTEM	2020228007854	China	Pending
39.	A PREPARATION METHOD OF FLEXIBLE GRAPHITE PLATE	2020111971086	China	Pending
40.	A METHOD OF MAKING GRAPHITE BIPOLAR PLATE	202011192688X	China	Pending
41.	SEALING STRUCTURE OF SINGLE FUEL CELL	202011174869X	China	Pending
42.	A WATER HEAT EXCHANGE DEVICE FOR FUEL CELL	2020223572237	China	Pending
43.	A WATER HEAT EXCHANGE DEVICE FOR FUEL CELL	2020111338229	China	Pending
44.	TEMPERATURE CONTROL VALVE FOR FUEL CELL SYSTEM	2020224003680	China	Pending
45.	FUEL CELL MODULE	2020224003727	China	Pending
46.	A 130KW FUEL CELL STACK TEST BENCH	2020230724427	China	Pending

Know How and Designs

Know-how related to Mobility Products. Fuel Cell systems designed to be deployed in motive systems, such as heavy vehicles, port equipment, earthmoving equipment, material handling machinery, logistics vehicles and other commercial vehicles, and further including components and sub-assemblies including bipolar plates, fuel cell stacks, balance of plant within automotive fuel cell systems, humidifier, high efficiency DC/DC, ejector/injector, fuel cell controller, fuel cell system (powertrain) design, control software, battery-fuel cell hybrid control, electric drivetrain design, and excluding catalyst, membrane and membrane electrode assembly.

Know-how related to Fuel Cell design and assembly. Best practices related to the production of the hydrogen Fuel Cells; QC/QA of the Fuel Cells; appropriate and preferred materials of construction.

Know-how related to Fuel Cell system control. Integrated control scheme with external DC power system, batteries and hydrogen storage and delivery system.

Know-how related to Fuel Cell system cost optimization.

Exhibit C

Hyzon Patents

	Title	Provisional Patent App. No.	Jurisdiction	Current Status
1.	PRODUCTION METHOD USED FOR SINGLE CELL COMPONENTS SEALING	63/084,146	United States	Pending
2.	GAS-SOLID REDUCTION PROCESS FOR PREPARATION OF PLATINUM-CONTAINING CATALYSTS FOR FUEL CELLS	63/084,167	United States	Pending
3.	ELECTRODES WITH IMPROVED CELL REVERSAL TOLERANCE THROUGH FUNCTIONALIZED AND STABILIZED OXIDES	63/084,177	United States	Pending
4.	MEMBRANE ELECTRODE ASSEMBLY WITH IMPROVED PERFORMANCE USING TWO COMPONENT FLUORINATED BLENDED ELECTROLYTE ADDITIVES	63/084,185	United States	Pending
5.	FUEL CELLS WITH IMPROVED MEMBRANE LIFE	63/084,329	United States	Pending
6.	MEMBRANE ELECTRODE ASSEMBLY WITH ENHANCED START-UP AND SHUT-DOWN DURABILITY	63/084,359	United States	Pending
7.	FUEL CELLS WITH ENHANCED CARBON MONOXIDE TOLERANCE CATALYST LAYER USING COMPOSITE CATALYST	63/084,380	United States	Pending
8.	MICRO POROUS LAYER FOR FUEL CELLS	63/084,402	United States	Pending
9.	CATALYST, ELECTRODE AND METHOD OF PREPARING THE SAME FOR PEM FUEL CELLS	63/123,001	United States	Pending
10.	REINFORCED PROTON EXCHANGE MEMBRANE	63/129,045	United States	Pending
11.	DRY FUEL CELL ELECTRODES AND THE METHOD OF MANUFACTURE	63/131,389	United States	Pending
12.	FUEL CELL CATALYST COATED MEMBRANE AND METHOD OF MANUFACTURE	63/132,773	United States	Pending
13.	INTEGRATED PLATE AND CELL SEALING	63/071,476	United States	Pending
14.	ENHANCED DURABILITY OF FUEL CELL METALLIC BIPOLAR PLATE	63/084,213	United States	Pending
15.	NON-CHANNELED AND ANISOTROPIC FLOW FIELD FOR DISTRIBUTION SECTIONS IN FUEL CELLS	63/084,157	United States	Pending
16.	OVERLAYER TO IMPROVE METALLIC PLATE DURABILITY	63/084,232	United States	Pending
17.	STACK ASSEMBLY MACHINE AND PROCESS	63/071,486	United States	Pending
18.	MANUFACTURABLE HUMIDIFIER	63/071,481	United States	Pending
19.	MODULAR BOOST CONVERTER SYSTEM WITH SUPER CAPACITOR	63/090,794	United States	Pending
20.	NESTING HYDROGEN TANK	63/108,555	United States	Pending

C-1

Exhibit D

Additional Patents

	Title	Patent App No. / Pub. No.	Jurisdiction	Current Status
1.	A CONNECTING ROD OF POWER GENERATION DEVICE WITH LOCKING AND HYDROGEN DISTRIBUTION FUNCTION	200610029939.6	China	Granted
2.	A HEAT DISSIPATION STRUCTURE FOR FUEL CELLS	201821707223.1	China	Granted
3.	A HEAT DISSIPATION STRUCTURE FOR FUEL CELLS	201821917779.3	China	Granted
4.	A HUMIDIFICATION METHOD AND SYSTEM FOR FUEL CELL STARTUP	200710039334.X	China	Granted
5.	A JOINT SAFETY SEALING DEVICE FOR HYDROGEN GENERATOR	201821960991.8	China	Granted
6.	A KIND OF CYLINDER VALVE	201821778347.9	China	Granted
7.	A LITHIUM BATTERY PACKAGE WITH SEPARATE HEAT DISSIPATION PROTECTION FUNCTION	201821707286.7	China	Granted
8.	A MINI HYDROGEN REFILLING STRUCTURE	201821829770.7	China	Granted
9.	A MINI PRESSURE VALVE	201821917778.9	China	Granted
10.	A NEW SEALING STRUCTURE OF EMBEDDED FUEL CELL	201821707224.6	China	Granted
11.	A THERMAL DIFFUSION STRUCTURE FOR MINI FUEL CELLS	201821731007.0	China	Granted
12.	AN ACTIVE CONTROL POWER GENERATOR	200610029937.7	China	Granted
13.	A REAR OVERTURNING SUPPORT SUSPENSION DEVICE FOR HYDROGEN GENERATOR	201821917777.4	China	Granted
14.	AN EASY MAINTENANCE OUTER CASING FOR HYDROGEN GENERATOR	201821960993.7	China	Granted
15.	A HYDROGEN STORAGE ALLOY CANISTER	201821721709.0	China	Granted
16.	A HYDROGEN STORAGE CANISTER	201821721710.3	China	Granted
17.	A WALL MOUNTED ADJUSTABLE BRACKET FOR HYDROGEN GENERATOR	201821867907.8	China	Granted
18.	A SIDE RETRACTABLE PROTECTIVE DEVICE FOR REMOTE CONTROL TOY CAR	201821870883.1	China	Granted
19.	FUEL CELL THERMAL MANAGEMENT SYSTEM	202011149770.4	China	Pending
20.	A VEHICLE FUEL CELL SYSTEM	202011151421.6	China	Pending
21.	A FUEL CELL ENGINE	202011151360.3	China	Pending

D-1